UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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☐ Definitive Proxy Statement
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Symyx Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 7, 2008, Rex S. Jackson, the Chief Financial Officer of Symyx Technologies, Inc. (the “Company”) made a presentation to the Company’s employees (the “Employee Communication”) relating certain terms regarding a proposed voluntary stock option exchange program (the “Option Exchange Program”), which the Company will ask its stockholders to approve at the Company’s Annual Meeting of Stockholders to be held on June 16, 2008.  The slides constituting the Employee Communication are set forth below. The Employee Communication does not constitute an offer to holders of the Company's outstanding stock options to exchange those options. The exchange program will only be commenced, if at all, following such time as the Company’s stockholders approve the Option Exchange Program.

May 7, 2008
Rex S. Jackson
Proposed Option Exchange Program Review

CONFIDENTIAL

Disclaimers
w The tender offer described in this presentation has not yet commenced. If our stockholders approve the option exchange program, we will provide option holders who are eligible to participate in the exchange written materials explaining the precise terms and timing of the program, free of charge, when the program is commenced.
 Eligible participants should read these written materials carefully when they become available because they will contain important information about the option exchange program. We will also file these written materials with the Securities and Exchange
 Commission (“SEC”) as part of a tender offer statement upon the commencement of the option exchange program. Our stockholders and option holders will be able to obtain these written materials and other documents we file with the SEC free of charge from the SEC’s website at www.sec.gov.
w Due to SEC regulations on communications regarding proxy votes and tender offers, we cannot answer any written or oral questions from employees about the option exchange program other than by directing you to our preliminary proxy statement on file with the SEC and available at http://investor.symyx.com/sec.cfm. Stockholders should read the proxy statement when it is available because it contains important information. The proxy statement and any other relevant documents may be obtained for free at the SEC's website and the proxy statement may be obtained free from
 Symyx.

CONFIDENTIAL

Background
w At our current stock price, stock options issued prior to November of last year are “out of the money” and thus not providing the intended incentives/value for employees.
w Our Board has approved an option exchange program that, subject to stockholder approval, would allow eligible option holders to exchange their underwater options for new stock options of
 comparable value.
w In order to effect the option exchange, we must obtain stockholder approval of the exchange and are seeking that approval at our June
 16 annual meeting.
w If our stockholders approve the option exchange, we intend to move forward with a tender offer that would take approximately a month to complete.

CONFIDENTIAL

Eligible Options	• Options with an exercise price >$12.00
Exchange Currency	• New non-statutory stock options
Eligible Employees	• Active employees only • Section 16 officers, non-employee Directors, contractors and foreign employees are not included
Exchange Ratios	• See following page
New Option Term	• New option term will equal remaining term of exchanged option
New Exercise Price	• New option exercise price will equal the fair market value on the date of the exchange
Vesting	• 2-year vesting (25% after 6 months and monthly thereafter), or shorter if the remaining term is less than 2 years.
Proposed Key Program Parameters

CONFIDENTIAL
} Total options cancelled at 100% participation: 3.3 million
} Total options granted at 100% participation: 900K
Exercise Price Range	Exchange Ratio	Number of Options Outstanding
$12.00--$18.00	2.00	720,606
$18.01--$25.49	3.50	596,392
$25.50--$30.00	4.50	982,513
$30.01--$35.00	8.00	387,231
$35.01--$58.25	30.00	525,190
Exchange Ratios
Exchange ratios are used to determine the number of new option shares granted for each eligible option [new option shares = current option shares/applicable exchange ratio].

CONFIDENTIAL

Examples
w If an employee has a fully vested grant for 5,000 shares with an exercise price of $27.00 per share and a remaining term of 4 years:
 • The new grant will be for 1,111 options (5,000/4.5) with an exercise price at FMV on the date of the new grant.
 • Vesting would be over 24 months, 25% at 6 months, then 4.167%
 monthly thereafter.
w If an employee has a fully vested grant for 5,000 shares at $17.50 per share and a remaining term of 1.5 years:
 • The new grant will be for 2,500 options (5,000/2.0) with an exercise price at FMV on the date of the new grant.
 • Vesting would be over 17 months (one month less than the
 remaining term), 25% at 6 months, then 4.167% over the
 following 10-month period with the remaining 33.3% vesting on the 17th month to provide time to exercise before expiration.